EMPLOYMENT AGREEMENT
BY AND BETWEEN
THE JACKSONVILLE BANK
AND
VALERIE A. KENDALL

THIS EMPLOYMENT AGREEMENT ("Agreement"), by and between The Jacksonville Bank, (the "Bank") and Valerie A. Kendall ("Employee" and, together with the Bank, the “Parties”), is dated and shall be effective this ___ day of ___________________, 2009 (the “Effective Date”).  It replaces and supersedes any and all previous agreements, written or oral, with respect to the Employee’s employment with the Bank.

RECITALS

WHEREAS, the Bank wishes to retain Employee as its Chief Financial Officer to perform the duties and responsibilities as are described in this Agreement and as the Bank's Board of Directors (the "Board") may assign to Employee from time to time; and

WHEREAS, Employee desires to be employed by the Bank and to serve as the Bank's Chief Financial Officer in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

OPERATIVE TERMS

1.
Employment and Term.  The Bank shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of twelve (12) months, commencing on the Effective Date. Upon each new day of the twelve (12) month period of employment from the Effective Date until the Employee's 65th (sixty-fifth) birthday, the term of this Agreement shall be automatically extended for one (1) additional day, to be added to the end of the then-existing twelve (12) month term. Accordingly, at all times prior to (i) the Employee's attaining age sixty-five (65) or (ii) a Notice of Termination, as defined in Section 9(b) (or an actual termination) the term of this Agreement shall be twelve (12) full months. However, either Party may terminate this Agreement by giving the other Party written notice of intent not to renew. The automatic extensions of the term of this Agreement shall immediately be suspended upon an employment termination by reason of death or disability or retirement, or an employment termination made voluntarily by the Employee (other than for Good Reason as defined in Section 9(d), or involuntarily for Just Cause as defined in Section 9(b)). Additionally, the Board shall, on an annual basis, review Employee's performance to determine whether this Agreement should continue to be extended. The Board's action will be reflected in the Board's meeting minutes.

In the event the Employee gives a Notice of Termination, the term of this Agreement shall expire upon the thirtieth (30th) day following the delivery to the Bank of such Notice of Termination. Except as otherwise provided in the following paragraph with respect to a voluntary termination for Good Reason, a voluntary employment termination by the Employee shall result in the termination of the rights and obligations of the parties under this Agreement; provided, however, that the terms and provisions of Section 12 shall continue to apply.

In the event the Bank desires to involuntarily terminate the employment of Employee (for purposes of this Agreement, a voluntary employment termination by the Employee for Good Reason shall be treated as an involuntary termination of the Employee's employment without Just Cause), the Bank shall deliver to the Employee a Notice of Termination, and the following provisions shall apply:

(a)
In the event the involuntary termination is for Just Cause, this Agreement shall terminate immediately upon delivery to the Employee of such Notice of Termination.  Such a termination for Just Cause shall result in the termination of all rights and obligations of the Parties under this Agreement.

(b)	In the event the involuntary termination is without Just Cause, the Employee shall be entitled to receive the severance benefits set forth in Sections 9(f) and 9(g) herein.

2.	Position, Responsibilities and Duties. During the term of this Agreement, Employee shall serve in the following capacities and shall fulfill the following responsibilities and duties:

(a)
Specific Duties:  Employee shall serve as the Bank's Chief Financial Officer or in such other position as shall be designated by the Board of Directors in its sole discretion.  In such capacity, Employee shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to Chief Financial Officers of similar financial institutions.  In addition, Employee shall use her best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Employee by the Board and to utilize and develop contacts and customers to enhance the business of the Bank.  Specifically, Employee shall devote her full business time and attention and use her best efforts to accomplish and fulfill the following duties and responsibilities, as well as other duties assigned to Employee from time to time by the Board:

(i)	serve as the Chief Financial Officer of the Bank;

(ii)	perform such executive services for the Bank as may be consistent with her titles or be assigned to her by the Board;

(iii)	serve on such committees as appointed by the Board from time to time;

(iv)	keep the other executives of the Bank and the Board informed of important developments concerning the Bank's activities, industry developments and regulatory initiatives affecting the Bank;

(v)	maintain adequate expense records relating to Employee's activities on behalf of the Bank;

(vi)
coordinate with the Bank's other executives to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible; and

(vii)
conduct and undertake all other activities, responsibilities, and duties normally expected to be undertaken and accomplished by a Chief Financial Officer of a financial institution similar in scope and operation to the Bank's business.

(viii)	any additional duties specific to Chief Financial Officer.

(b)
General Duties:  During the term of this Agreement, and except for illness, vacation periods and leaves of absences, Employee shall devote all of her working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis.  Employee shall, at all times, conduct herself in a manner that will reflect positively upon the Bank.  Employee shall obtain such licenses, certificates, accreditations and professional memberships and designations as the Bank may reasonably require.  Employee shall join and maintain membership in such social and civic organizations as Employee or the Board deems appropriate to foster the Bank's contacts and business network in the community.

3.	Compensation. During the term of this Agreement, Employee shall be compensated as follows:

(a)
Base Salary:  Employee shall receive an annual salary of $145,000 (the "Base Salary") in equal installments, in accordance with the Bank's standard payroll practices, reduced appropriately by deductions for federal income withholding taxes, social security taxes and other deductions required by applicable laws.  The Bank will in good faith review the Employee's Base Salary on an annual basis.  In no event, however, will the Base Salary be reduced without Employee's written concurrence.

(b)	Incentive Compensation and Bonus: Employee shall be entitled to receive such incentive compensation and bonuses as may be determined from time to time by the Board of Directors.

(c)
Stock and Other Benefit Plans:  During the term of this Agreement, the Employee will be entitled to participate in and receive the benefits of any stock option plans, stock ownership plans, profit-sharing plans, 401(k) plans, or other plans, benefits and privileges given to employees and executives of the Bank which are currently in effect at the execution of this Agreement, or which may come into existence thereafter, to the extent the Employee is otherwise eligible and qualifies to so participate in and receive such benefits or privileges.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers (Vice President or above) of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Employee as compared with any other executive officer of the Bank.  Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Employee pursuant to this Section 3.

4.
Payment of Business Expenses.  Employee is authorized to incur reasonable expenses in performing her duties.  The Bank will reimburse Employee for authorized expenses, according to the Bank's established policies, promptly after Employee's presentation of an itemized account of such expenditures.

5.
Vacation and Perquisites.  Employee will be entitled to paid vacation time each year pursuant to the Bank's policy as it may be revised from time to time.  The Employee shall receive the use of an automobile or an automobile allowance on terms determined of the Board of Directors from time to time.

6.
Medical Benefits.  Employee is entitled to participate in all medical and health care benefit plans through health insurance, corporate funds, medical reimbursement plans or other plans, if any, provided, or to be provided, by the Bank for its employees.

7.	Disability/Illness.

(a)
Illness:  Employee shall be paid her full Base Salary for any period of her illness or incapacity: provided that such illness or incapacity does not render Employee unable to perform her duties under this Agreement for a period longer than three (3) consecutive months.  At the end of such three (3) month period, the Bank may terminate Employee's employment and this Agreement.

(b)
Disability:  If the Bank terminates this Agreement pursuant to Employee's disability as determined under Section 7(a) herein, the Bank shall pay to Employee, as a disability payment, an amount equal to Employee's monthly Base Salary, payable in substantially equal semi-monthly installments on the fifteenth and last days of each month, commencing on the effective date of Employee's separation from service and ending on the earlier of:

(i)	the date Employee returns to full time employment in her capacity as the Bank's Chief Financial Officer;

(ii)	Employee's full time employment by another employer;

(iii)	three (3) months after the date of such separation, after which Employee will be entitled to receive benefits under any disability insurance plan provided by the Bank; or

(iv)	the date of Employee's death.

(v)
The Bank may satisfy its obligations under this Section of this Agreement, at its option, through the purchase of disability insurance.  The provisions of such policy will control the amounts paid to Employee.  Such disability insurance will be coordinated with any disability plans made available to Employee pursuant to Section 6 of this Agreement.

(c)
Continuation of Coverages:  During any period of illness or disability, the Bank will continue any other life, health and disability coverages for Employee substantially identical to the coverages maintained prior to Employee's separation from service on account of disability.  Such coverages shall cease upon the earlier of:

(i)	Employee's full time employment by another employer;

(ii)	one (1) year after the date of such separation (with the exception of disability insurance coverage); or

(iii)	the date of Employee's death.

(d)
No Reduction in Base Salary:  During the period in which Employee is disabled or subject to illness or incapacity, other than as described in Section 7(b) herein, there shall be no reduction in Employee's Base Salary.

8.
Death During Employment.  In the event of Employee's death during the term of this Agreement, the Bank's obligation to Employee shall be limited to the portion of Employee's compensation which would be payable up to the first working day of the first month after Employee's death, except that any compensation payable to Employee under any benefit plan maintained by the Bank will be paid pursuant to its terms.

9.	Termination.

(a)	Illness, Incapacity or Death: This Agreement shall terminate upon Employee's illness, incapacity or death in accordance with the provisions of Sections 7 and 8 herein.

(b)
Termination for Just Cause:  The Bank shall have the right, at any time, upon prior written Notice of Termination satisfying the requirements of Section 10 herein, to terminate the Employee's employment hereunder, including termination for Just Cause.  For the purpose of this Agreement, termination for Just Cause shall mean termination for personal dishonesty, willful misconduct, material breach of fiduciary duty, continuing failure, after notice, to satisfactorily perform the duties stated in this Agreement, violation of any law, rule or regulation (other than traffic violations or misdemeanors not related to theft or dishonesty, or that would not reflect poorly on the Bank), violation of a final cease-and-desist order, negligence or misconduct in the performance of Employee’s duties or material breach of any provision of this Agreement.  In the event Employee is terminated for Just Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination.

(c)
Involuntary Termination:  If the Employee is terminated by the Bank other than for Just Cause or in connection with a Change In Control (as defined in Section 9(e) herein), Employee's right to compensation and other benefits under this Agreement shall be as set forth in Sections 9(f)(i) and 9(g) herein.  In the event the Employee is terminated by the Bank in connection with a Change In Control, Employee's right to compensation and other benefits under this Agreement shall be as set forth in Section 9(f)(ii) and 9(g) herein.

(d)
Termination for Good Reason:  Employee may terminate her employment hereunder for Good Reason.  For purposes of this Agreement, Good Reason shall mean (i) a failure by the Bank to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after a notice of such noncompliance has been given by the Employee to the Bank; or (ii) subsequent to a Change In Control as defined in Section 9(e) herein and without the Employee's express written consent, any of the following shall occur:  the assignment to the Employee of any duties inconsistent with the Employee's positions, duties, responsibilities and status with the Bank immediately prior to a Change In Control; a change in the Employee's reporting responsibilities, titles or offices as in effect immediately prior to a Change In Control; any removal of the Employee from, or any failure to re-elect the Employee to, any of such positions, except in connection with a termination  of employment for Just Cause, disability, death, or removal pursuant to Sections 9(a) or 9(b) herein; a reduction by the Bank in the Employee's annual salary as in effect  immediately prior to a Change In Control; the failure of the Bank to continue in effect any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which the Employee is participating at the time of a Change In Control, or the taking of any action by the Bank which would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any of such plans, or the transfer of the Employee to any location outside of Duval or Clay Counties, Florida or the assignment of substantial duties to the Employee to be completed outside Duval, St. Johns or Clay Counties, Florida.

Notwithstanding anything in this Section 9(d) to the contrary, any of the above-listed events which does not constitute a “material negative change” (as defined in Section 1.409A-1(n)(2) of the Treasury Regulations) in the Employee’s service relationship with the Bank shall not constitute “Good Reason” for purposes of this Agreement.

(e)
Change In Control:  The Bank is a wholly-owned subsidiary of Jacksonville Bancorp, Inc. (the "Parent Company").  For purposes of this Agreement, a Change in Control shall mean, and be deemed to have occurred on the date of, the first to occur of any of the following:

(i)
the sale by the Parent Company of capital stock (other than an initial public offering of stock) such that any person (as such term is used in Rule 13d-5 of the Exchange Act) or group (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than (1) a subsidiary of the Parent Company or any employee benefit plan (or any related trust) of the Parent Company or subsidiary, or (2) any current holder of five percent (5%) or more of the Parent Company's capital stock, becomes the owner (beneficially or otherwise) of more than fifty percent (50%) of such Parent Company's capital stock or other securities representing fifty percent (50%) or more of the combined voting power of outstanding voting securities;

(ii)
the replacement of more than fifty percent (50%) of the incumbent members of the Board of Directors of the Parent Company provided, however, where the election or nomination of such replacement directors was approved by a majority of the incumbent members (other than in connection with an "election contest") (as such term is used in Section 14(d) of the Exchange Act) or proposed merger) such replacement director will be treated as an incumbent director;

(iii)
the Parent Company becomes a subsidiary of another corporation or shall have merged into or consolidated with another corporation, or merged another corporation into the Parent Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Parent Company prior to such merger or consolidation excluding, however, a transaction where the incumbent directors of the Parent Company constitute a majority of the Board of Directors of the surviving corporation at the time of the transaction and for one (1) year thereafter; or

(iv)
the Parent Company sells the capital stock of the Bank or all or substantially all of its assets to another corporation or other entity or person not also controlled by the shareholders of the Parent Company.

Notwithstanding anything in this Section 9(e) to the contrary, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Bank or the Parent Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations, shall not constitute a Change in Control for purposes of this Agreement.

(f)	Severance Payment:

(i)
if the Employee shall terminate her employment for Good Reason as defined in Section 9(d) herein, or if the Employee is terminated by the Bank for other than Just Cause pursuant to Section 9(c) herein, then in lieu of any further salary payments to the Employee for periods subsequent to the date of termination, the Employee shall be paid, as severance, an amount equal to Employee's annual Base Salary, plus any incentive compensation or bonus which the Employee would have been entitled to hereunder; or

(ii)
in the event Employee's employment is terminated as a result of a Change In Control or a Change In Control occurs within twelve (12) months before the Employee's involuntary termination or termination for Good Reason, Employee shall be paid, within ten (10) days following the effective date of her separation from service, a severance payment equal to 2.99 times the highest annual salary and bonus she was paid or entitled to in the two years preceding termination.

Any payment under Subsection 9(f)(i) shall be made in substantially equal semi-monthly installments on the fifteenth and last days of each month commencing on the effective date of Employee's separation from service.  Payments under Subsection 9(f)(i) shall be made over a twelve month period.

(g)
Additional Severance Benefits: Unless the Employee is terminated for Just Cause pursuant to Section 9(b) herein, pursuant to Section 10(b) herein, or pursuant to a termination of employment by the Employee for other than Good Reason, the Bank shall maintain in full force and effect, for the continued benefit of the Employee for the remaining term of this Agreement, or twelve (12) months (whichever is longer), all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of her separation from service; provided, however, that the Employee's continued participation is possible under the general terms and provisions of such plans and programs.

(h)	Mitigation: Employee shall not be required to mitigate the amount of any payment provided for in Sections 9(f) and 9(g) of this Agreement by seeking other employment or otherwise.

(i)
Schedule of Payments for Additional Benefits:  To the extent any additional benefits payable to Employee under Section 9(g) above or any other provision of this Agreement (other than separation pay as described in Section 9(f) above), other than benefits that are (i) excludable from the Employee’s gross income, (ii) deductible business expenses, (iii) medical expenses that would be deductible under Section 213(d) of the Code (without regard to the 7.5% threshold for deductibility), or that (iv) do not in the aggregate (including any other additional post-termination benefits payable to Employee under this Agreement or any other arrangement) exceed the applicable dollar limit under Section 402(g)(1)(B) of the Code for the year in which the Employee’s separation from service occurs or (v) are not otherwise exempt from the requirements of Section 409A of the Code (the amounts described in (i), (ii), (iii), (iv) and (v) referred to in Section 2(j) below as the “Exempt Additional Benefits”), the payment of such benefits shall be made in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.

(j)
Six Month Delay:  Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s separation from service the shares of the Bank or any member of the Bank Controlled Group are publicly traded on an established securities market or otherwise, then, to the extent necessary to comply with Section 409A of the Code, any amounts otherwise payable to the Employee under this Agreement (other than Exempt Additional Benefits) during the first six months following Employee’s separation from service shall be withheld and paid instead in a single lump sum cash payment as soon as administratively practicable (but in any event within 90 days) following the earlier of (i) the date which is six (6) months after the Employee’s separation from service and (ii) the date of the Employee’s death following her separation from service, and not before.  Amounts otherwise payable after this six-month period shall be paid in accordance with the terms of the Agreement without regard to this subsection (j).  This subsection (j) shall apply only if the Employee is a “Specified Employee” at the time of her separation from service.  For purposes of this subsection (j), a “Specified Employee” is any “key employee” (as defined in Section 416(i) of the Code, without regard to subparagraph (5) thereof) within the Bank Controlled Group determined in accordance with procedures established by the Parent Company in accordance with Section 1.409A-1(i) of the Treasury Regulations (or, in the absence of such procedures, determined in accordance with Section 1.409A-1(i) of the Treasury Regulations applying the default terms thereof); and the “Bank Controlled Group” is the Bank and all persons with whom the Bank would be considered a single employer under Sections 414(b) or (c) of the Code.

10.	Notice of Termination.

(a)
Employee's Notice:  Employee shall have the right, upon prior written notice of termination of not less than thirty (30) days, to terminate her employment hereunder.  In such event, Employee shall have no right after the date of termination to compensation or other benefits as provided in this Agreement, unless such  termination is for Good Reason, as defined in Section 9(d) herein.  If the Employee provides a Notice of Termination for Good Reason, the date of termination shall be the date on which the Notice of Termination is given.

(b)
Specificity:  Any termination of the Employee's employment by the Bank or by Employee shall be communicated by written Notice of Termination to the other Party hereto.  For purposes of this Agreement, a Notice of Termination shall mean a dated notice which shall:  (i) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and (iii) set forth the date of termination, which shall be not less than thirty (30) days nor more than forty-five (45) days after such Notice of Termination is given, except in the case of the Bank's termination of the Employee's employment for Just Cause, in which case date of termination shall be the date such Notice of Termination is given.

(c)
Delivery of Notices:  All notices given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier or by hand delivery.  If to the Employee (or to the Employee's spouse or estate upon the Employee's death) notice shall be sent to Employee's last-known address, and if to the Bank, notice shall be sent to the corporate headquarters.  All such notices shall be effective when deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or sent via overnight carrier.  Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

11.
Post-Termination Obligations.  The Bank shall pay to Employee such compensation as is required pursuant to this Agreement; provided, however, any such payment shall be subject to Employee's post-termination cooperation.  Such cooperation shall include the following:

(i)
Employee shall furnish such information and assistance as may be reasonably required by the Bank in connection with any litigation or settlement of any dispute between the Bank, a borrower and/or any other third parties (including without limitation serving as a witness in court or other proceedings);

(ii)	Employee shall provide such information or assistance to the Bank in connection with any regulatory examination by any state or federal regulatory agency; and

(iii)	Employee shall keep the Bank's trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws.

Upon submission of proper receipts, the Bank shall promptly reimburse Employee for any reasonable expenses in current by Employee in complying with the provisions of this Section.  Such cooperation is to be furnished without additional compensation during such period Employee is receiving severance payments pursuant to this Agreement.  Should such cooperation be required during such period that Employee is not receiving severance payments pursuant to this Agreement, the Bank shall pay Employee an hourly fee comparable to that charged by banking industry consultants.  Amounts payable to Employee pursuant to this paragraph shall be considered “additional benefits” for purposes of Section 9(i) above.

12.
Attorneys’ Fees/Advanced Costs.  In the event that the Employee is terminated in a manner which violates any provisions of this Agreement, as determined by a court of competent jurisdiction, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, in challenging such termination.  Further, because of economic disparity between the Bank and Employee, the Bank agrees to pay for Employee's reasonable attorneys' fees and costs up to $10,000 to enforce the terms of this Agreement or recovered damages for breach of this agreement as follows:  $5,000 at the commencement of litigation or the mediation proceedings and an additional $5,000 six (6) months thereafter.  In the event the Employee is unsuccessful in her claim or defense, the Employee shall reimburse the Bank for any attorneys' fees, expenses and costs that have been advanced.  If the Employee is successful, any attorneys' fee award will be reduced by the amount of attorney's fees and costs that have been advanced.  Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.  Amounts payable to Employee pursuant to this paragraph shall be considered “additional benefits” for purposes of Section 9(i) above.

13.
Indebtedness.  If during the term of this Agreement, Employee becomes indebted to the Bank for any reason, the Bank may, at its election, set off and collect any sums due Employee out of any amounts which the Bank may owe Employee from her Base Salary or other compensation; provided, however, that the Bank shall not reduce any post-termination amounts payable to Employee under this Agreement that are subject to Section 409A of the Code (including any severance pay described in Section 2(f) that is subject to Section 409A of the Code) in offset of an Employee indebtedness to the Bank unless the indebtedness arose in the ordinary course of the Employee’s service relationship with the Bank, the amount of the reduction does not exceed  $5,000, and the reduction is made at the same time an in the same amount as the debt otherwise would have been due and collected from the Employee.  Furthermore, upon the termination of this Agreement, all sums owed by Employee shall become immediately due and payable.  Employee shall pay all expenses and attorney's fees actually or necessarily incurred by the Bank in connection with any collection proceeding for Employee's indebtedness to us.  Notwithstanding any of the foregoing, any indebtedness to us secured by a mortgage on Employee's residence shall not be subject to the foregoing provisions, and shall be governed by the loan documents evidencing such indebtedness.

14.
Maintenance of Trade Secrets and Confidential Information.  Employee shall use her best efforts and utmost diligence to guard and protect all of the Bank's trade secrets and confidential information.  Employee shall not, either during the term or after termination of this Agreement, for whatever reason, use, in any capacity, or divulge or disclose in any manner, to any Person, the identity of the Bank's customers, or its customer lists, methods of operation, marketing and promotional methods, processes, techniques, systems, formulas, programs or other trade secrets or confidential information relating to the Bank's business.  Upon termination of this Agreement or Employee's employment, for any reason, Employee shall immediately return and deliver to the Bank all records and papers and all matters of whatever nature which bear trade secrets or confidential information relating to the Bank.

15.	Competitive Activities.

(a)
Limitation on Outside Activities:  Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Bank; provided, however, that Employee shall not be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require Employee to devote substantial time to management or control of the business or activities in which Employee has invested.

(b)
Agreement Not to Compete:  Employee acknowledges that by virtue of her employment with the Bank, Employee will acquire an intimate knowledge of the activities and affairs of the Bank, including trade secrets and other confidential matters.  Employee, therefore, agrees that during the term of this Agreement, and for a period of twelve (12) months after the termination of her employment for any reason, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, in the financial services industry with any business enterprise or business entity, or person whose intent is to organize another financial institution in Duval or Clay Counties, Florida; provided, however, that such prohibition shall be for three (3) months if this Agreement is terminated due to a Change In Control.  Employee hereby agrees that the duration of the anticompetitive covenant set forth herein is reasonable, and its geographic scope is not unduly restrictive.

16.	Remedies for Breach.

(a)
Injunctive Relief:  The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate the Bank in the event of Employee's violation of the provisions of Section 16 of this Agreement.  Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that the Bank, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section.  Should the Bank prevail in an action seeking an injunction restraining Employee, Employee shall pay all costs and reasonable attorneys’ fees incurred by the Bank in and relating to obtaining such injunction.  Such injunctive relief may be obtained without bond and Employee's sole remedy, in the event of the entry of such injunction, shall be the dissolution of such injunction.  Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

(b)
Cumulative Remedies:  Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 17(a) herein and all other remedies provided for in this Agreement which are available to the Bank as a result of Employee's breach of this Agreement, are in addition to and shall not limit any and all remedies existing at or in equity which may also be available to the Bank.

17.
Assignment.  This Agreement shall inure to the benefit of and be binding upon the Employee, and to the extent applicable, her heirs, assigns, executors, and personal representatives, and to the Bank, and to the extent applicable, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank's assets and business, or with or into which the Bank may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer, unless such merger or consolidation or subsequent merger or consolidation is a transaction of the type which would result in termination under Sections 9(c) and 9(d) herein.

18.	Miscellaneous.

(a)	Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b)	Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Person" shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity; and

(ii)
"Attorneys’ Fees" shall include the legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in settlement, trial, appeal or in bankruptcy proceedings.

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(iv)
“Separation from service” shall mean the Employee’s termination of employment or other separation from service as defined in Section 1.409A-1(i) of the Treasury Regulations, applying the default terms thereof.

(v)	“Treasury Regulations” shall mean Title 26 of the Code of Federal Regulations, as amended from time to time.

(c)
Headings for Reference Only:  The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

(d)
Governing Law/Jurisdiction:  This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.  Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate federal or state courts in Duval County, Florida.

(e)
Severability:  If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f)
Entire Agreement:  This Agreement and all other documents incorporated or referred to herein, contains the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein.  This Agreement amends, supplants and supersedes any and all prior agreements between the Parties.  No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties.  A Party's waiver of the other Party's breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g)
Waiver:  No course of conduct by the Bank or Employee and no delay or omission of the Bank or Employee to exercise any right or power given under this Agreement shall:  (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in or consent to the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen.  Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient.  All such rights and powers shall be cumulative to the fullest extent permitted by law.

(h)	Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

(i)
Recitals:  The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

(j)
Code Section 409A: With respect to any compensation promised under this Agreement that is subject to Section 409A of the Code, this Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code and shall be interpreted to the extent context reasonably permits in accordance with this intent.  The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, Employee shall be solely liable for the payment thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE	THE JACKSONVILLE BANK

By:

Valerie A. Kendall, Employee	On behalf of the Board of Directors